UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*


BitStream, Inc.
(Name of Issuer)

common stock
(Title of Class of Securities)

91736108
(CUSIP Number)

December 31, 2009
(Date of Event which Requires
Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [X]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 91736108	SCHEDULE 13G	Page 2 of 11


1	Names of Reporting Persons

	Columbia Pacific Opportunity Fund, L.P.

	IRS Identification No. of Above Person (entities only)

	021-102883

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
			(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Washington

			5	Sole Voting Power

				1,072,949

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				1,072,949

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	1,072,949

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row (9)

	10.8%

12	Type of Reporting Person (See Instructions)

	PN


CUSIP No. 91736108	SCHEDULE 13G	Page 3 of 11


1	Names of Reporting Persons

	Columbia Pacific Advisors, LLC

	IRS Identification No. of Above Person (entities only)

	20-8051301

2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
			(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		Washington

			5	Sole Voting Power

				1,072,949

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				1,072,949

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	1,072,949

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row (9)

	10.8%

12	Type of Reporting Person (See Instructions)

	IA


CUSIP No. 91736108	SCHEDULE 13G	Page 4 of 11


1	Names of Reporting Persons

	Alexander B. Washburn

	IRS Identification No. of Above Person (entities only)



2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
			(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		US

			5	Sole Voting Power

				1,072,949

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				1,072,949

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	1,072,949

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row (9)

	10.8%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 91736108	SCHEDULE 13G	Page 5 of 11


1	Names of Reporting Persons

	Daniel R. Baty

	IRS Identification No. of Above Person (entities only)



2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
			(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		US

			5	Sole Voting Power

				1,072,949

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				1,072,949

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	1,072,949

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row (9)

	10.8%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 91736108	SCHEDULE 13G	Page 6 of 11


1	Names of Reporting Persons

	Stanley L. Baty

	IRS Identification No. of Above Person (entities only)



2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
			(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		US

			5	Sole Voting Power

				1,072,949

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				1,072,949

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	1,072,949

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row (9)

	10.8%

12	Type of Reporting Person (See Instructions)

	IN


CUSIP No. 91736108	SCHEDULE 13G	Page 7 of 11


1	Names of Reporting Persons

	Brandon D. Baty

	IRS Identification No. of Above Person (entities only)



2	Check the Appropriate Box if a Member of a Group
			(a)	[ ]
			(b)	[ ]

3	SEC USE ONLY


4	Citizenship or Place of Organization

		US

			5	Sole Voting Power

				1,072,949

	NUMBER OF	6	Shared Voting Power
	SHARES
	BENEFICIALLY			-0-
	OWNED BY EACH
	REPORTING	7	Sole Dispositive Power
	PERSON WITH
				1,072,949

		8	Shared Dispositive Power

				-0-

9	Aggregate Amount Beneficially Owned by each Reporting
Person

	1,072,949

10	Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (see instructions)       [ ]

11	Percent of Class Represented by Amount in Row (9)

	10.8%

12	Type of Reporting Person (See Instructions)

	IN


 CUSIP No. 91736108	SCHEDULE 13G	Page 8 of 11


Item 1(a).	Name of Issuer.

	BitStream, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices.

	500 Nickerson Road, Marlborough, Massachusetts 01752-4695

Item 2(a).	Name of Person Filing.

	Columbia Pacific Opportunity Fund, L.P.
	Columbia Pacific Advisors, LLC
	Alexander B. Washburn
	Daniel R. Baty
	Stanley L. Baty
	Brandon D. Baty

Item 2(b).	Address of Principal Business Office or, if none,
Residence.

	The business address of Columbia Pacific Opportunity Fund, L.P., Columbia Pacific Advisors, LLC, Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty is 1910 Fairview Avenue East Suite 500, Seattle, WA 98102.

Item 2(c).	Citizenship.

	Columbia Pacific Opportunity Fund, L.P. is a Washington limited partnership, Columbia Pacific Advisors, LLC is a Washington limited liability company, Alexander B. Washburn,
Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty are U.S.
citizens.

Item 2(d).	Title of Class of Securities.

	Common Stock

Item 2(e).	CUSIP Number.

	91736108

Item 3.	If this statement is filed pursuant to 240.13d-
1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).


CUSIP No. 91736108	SCHEDULE 13G	Page 9 of 11


(d) [ ] Investment company registered under section 8 of the Investment Company act of 1940 (15 U.S.C. 80a-8).

(e)  [X] An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E). (for Columbia Pacific Advisors, LLC only)

(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) [X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G). (for Alexander B.
Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D.
Baty only)

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) [ ] A church plan that is excluded form the definition of an investment company under section 3(c)(14) of the Investment Company act of 1940 (15 U.S.C. 80a-3).

(j)  [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

	Reference is made hereby made to Items 5-9 and 11 of pages two (2), three (3), four (4), five (5), six (6), and seven (7) of this Schedule 13G, which Items are incorporated by reference herein.

Item 5.	Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More Than Five Percent on Behalf of
Another Person.

	Columbia Pacific Advisors, LLC is deemed to be the beneficial owner of the number of securities reflected in
Item 5-9 and 11 of page three (3) of this Schedule 13G pursuant to separate arrangements whereby it acts as investment adviser to certain persons. Each person for whom Columbia Pacific Advisors, LLC acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock purchased or held pursuant to such arrangements.


CUSIP No. 91736108	SCHEDULE 13G	Page 10 of 11


	Alexander B. Washburn is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page four (4) of this Schedule 13G pursuant to his ownership in, and function with, Columbia Pacific Advisors, LLC.

	Daniel R. Baty is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page five (5) of this Schedule 13G pursuant to his ownership in, and function with, Columbia Pacific Advisors, LLC.

	Stanley L. Baty is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page six (6) of this Schedule 13G pursuant to his ownership in, and function with, Columbia Pacific Advisors, LLC.

	Brandon D. Baty is deemed to be the beneficial owner of the number of securities reflected in Item 5-9 and 11 of page seven (7) of this Schedule 13G pursuant to his ownership in, and function with, Columbia Pacific Advisors, LLC.

Item 7.	Identification and Classification of the
Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

	Not applicable.

Item 8.	Identification and Classification of Members of
the Group.

	Not applicable.

Item 9.	Notice of Dissolution of Group.

	Not applicable.

Item 10.	Certification.

	By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above on pages two (2), three (3), and four (4) of this
Schedule 13G were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	All persons mentioned in this Schedule 13G expressly declare that the filing of this Schedule 13G shall not be construed as an admission that such persons are, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owners of any securities covered by this Schedule 13G.


CUSIP No. 91736108	SCHEDULE 13G	Page 11 of 11

Signatures

	After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:	February 12, 2010

	Columbia Pacific Opportunity Fund, L.P.

	/s/ Alexander B. Washburn
	________________________
	By:  Alexander B. Washburn
	its: managing member of Columbia Pacific
Advisors, LLC, its general partner

	Columbia Pacific Advisors, LLC

	/s/ Alexander B. Washburn
	________________________
	By:  Alexander B. Washburn
	its: managing member

	Alexander B. Washburn

	/s/ Alexander B. Washburn
	________________________
	By:  Alexander B. Washburn

	Daniel R. Baty

	/s/ Daniel R. Baty
	________________________
	By:  Daniel R. Baty

	Stanley L. Baty

	/s/ Stanley L. Baty
	________________________
	By:  Stanley L. Baty

	Brandon D. Baty

	/s/ Brandon D. Baty
	________________________
	By:  Brandon D. Baty

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)